Exhibit 12


                                                     CSX Corporation
                                           Ratio of Earnings to Fixed Charges
                                                  (Millions of Dollars)


                                                                         For the Fiscal Years Ended
                                                   -----------------------------------------------------------------------
                                                    Dec. 25,       Dec. 26,       Dec. 27,       Dec. 29,       Dec. 30,
                                                      1998           1997           1996           1995           1994
                                                   -----------    -----------    -----------    -----------    -----------
EARNINGS:
       Earnings Before Income Taxes                      $773         $1,183         $1,316           $974         $1,006
       Interest Expense                                   506            451            249            270            281
       Amortization of Debt Discount                        1              4              2              2              3
       Interest Portion of Fixed Rent                     183            197            189            184            206
       Undistributed (Earnings) Loss of Affiliates
          Accounted for Using the Equity Method          (238)          (150)            (6)             3             10
       Minority Interest                                   35             41             42             32             21
                                                   -----------    -----------    -----------    -----------    -----------

Earnings, as Adjusted                                  $1,260         $1,726         $1,792         $1,465         $1,527
                                                   ===========    ===========    ===========    ===========    ===========

FIXED CHARGES:
       Interest Expense                                   506            451            249            270            281
       Capitalized Interest                                 9              3              5              6              9
       Amortization of Debt Discount                        1              4              2              2              3
       Interest Portion of Fixed Rent                     183            197            189            184            206
                                                   -----------    -----------    -----------    -----------    -----------

Fixed Charges                                            $699           $655           $445           $462           $499
                                                   ===========    ===========    ===========    ===========    ===========


Ratio of Earnings to Fixed Charges                        1.8 x          2.6 x          4.0 x          3.2 x          3.1 x
                                                   ===========    ===========    ===========    ===========    ===========